Exhibit 10.5

Exclusive Songwriter Agreement

THIS AGREEMENT made and entered into as of this 1st day of March, 2014, by and between Latigo Shore Music, Inc. ("Publisher")(ASCAP), a California corporation with offices located at 4603 Park Mirasol, Calabasas, California 97302, and Jess Boeschen p/k/a Jeston Cade ("Writer")(ASCAP), whose address is 100 Middleton Street, Apartment 306, Nashville, TN 37210.

IN CONSIDERATION of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement. Publisher hereby engages Writer to render Writer's exclusive services during the Term hereof as an author, arranger, adaptor of musical compositions, songwriter and composer and otherwise as may be hereinafter set forth. Writer hereby accepts such engagement and agrees to render such services exclusively for Publisher during the Term hereof, upon the terms and conditions set forth herein. Writer further agrees to devote the necessary time, attention, skill and energy to Writer's duties hereunder and to render Writer's services diligently and to the best of Writer's ability to the end that the intent and purposes of this Agreement may be fully realized and achieved.

2. Term.

(a) The Term of this Agreement shall commence as of the date first set out above, and consist of an initial period of one (1) year from the commencement date hereof, subject to fulfillment by Writer of Writer’s Minimum Delivery Obligation as provided for herein (“Initial Period”).

(b) Writer hereby grants to Publisher two (2) separate, irrevocable, and consecutive options (each, an “Option”) to extend the term of the Agreement for additional periods of one (1) year from the end of the immediately preceding period, with the first such Option Period being referred to herein as the “First Option Period” and the second Option Period as the “Second Option Period”. Each respective option shall be deemed automatically exercised by the Publisher unless Publisher gives written notice to Writer, at least thirty (30) days prior to the expiration of the then current term, of its intention not to exercise the relevant option. No expiration or other termination of the Term of this Agreement shall affect the rights of Publisher in any of the Compositions (as defined in Paragraph 4(b) below).

3. Minimum Delivery Obligation.

(a) (i) Upon execution of this Agreement, Writer shall deliver to Publisher those existing Compositions set forth on Schedule A attached hereto (“Schedule A Compositions”). For purposes of clarity, delivery of Schedule A Compositions shall not apply or count toward Writer’s Minimum Delivery Obligation (defined below).

(ii) During each annual contract period, Writer shall deliver to Publisher in satisfaction of Writer’s minimum delivery obligation (“Writer’s Minimum Delivery Obligation”) at a minimum the equivalent of twelve (12) New Compositions (as defined in Paragraph 4(a) below) entirely created by Writer which are commercially and artistically satisfactory to Publisher in Publisher’s reasonable good faith judgment. A New Composition shall be deemed commercially and artistically satisfactory unless Publisher provides Writer written notice of rejection within ten (10) days of Writer’s delivery of such New Composition. If Publisher shall reject any New Composition as unsatisfactory, such New Composition shall nonetheless be subject to the terms of this Agreement, but shall not count in the reduction of Writer’s Minimum Delivery Obligation. Both Writer and Publisher acknowledge and agree that the complete and timely fulfillment of Writer’s Minimum Delivery Obligation is a material term of this Agreement.

(iii) New Compositions(s) not entirely created by Writer shall apply in reduction of Writer’s Minimum Delivery Obligation as a fractional New Composition(s) in proportion to Writer’s fractional creative contribution to such New Composition.

(iv) No New Composition shall contain any samples(s) without Publisher’s consent. If a New Composition(s) contains a sample which has been used with Publisher’s consent, Writer’s fractional creative contribution to the New Composition shall be reduced by: (A) a percentage equal to the percentage of the New Composition copyright assigned to the owner of the sample in question, or (B) the income participation percentage in the New Composition granted to the owner of the sample, as applicable.

(b) (i) Each New Composition shall be delivered to Publisher promptly after such New Composition is created. Each New Composition and part thereof shall be deemed created and subject hereto as a New composition at the earliest point in time when that New Composition or any part thereof is initially the subject matter of copyright and in which copyright protection may subsist in accordance with the copyright laws of the United States or, if earlier, in accordance with the copyright laws of any other country throughout the world in which a New Composition has been created;

(ii) Delivery of a Composition shall only occur when Writer has submitted to Publisher and Publisher has received:

(A) a digital or compact disc recording, including work tape(s);

(B) a complete and legible lyric sheet;

(C) complete and accurate writer/co-publisher information, including, without limitation, the names and addresses of all co-writers and co-publishers and their percentage authorship and ownership;

(D) Specifically with respect to musical compositions containing samples which have been “cleared,” clearance agreements with respect to the portion of any third party copyright used; and

(E) Specifically with respect to existing Compositions and acquired Compositions, all data and records in Writer’s or Writer’s former publisher(s), as applicable, possession or control regarding the copyrights therein and the interests of any co-composers, co-owners and/or other parties in such Compositions, including, without limitation, certificates of registration, correspondence, song files, demo recordings and existing licenses with respect thereto.

(c) (i) If Writer shall fail, refuse or be unable to deliver to Publisher at least one-half (1/2) of the New Compositions constituting Writer’s Minimum Delivery Obligation during the first six months of each year of the Term of this Agreement, or shall fail, refuse or be unable to deliver the remaining one-half (1/2) of the New Compositions constituting Writer’s Minimum Delivery Obligation at least thirty (30) days prior to the end of each year of the term hereof, then, in addition to all of Publisher’s other rights and remedies at law or in equity, the then current contract period may be immediately suspended upon notice to Writer in the sole discretion of Publisher.

(ii) If Writer shall otherwise fail, refuse or be unable to perform Writer’s material obligations under this Agreement, in addition to all of Publisher’s other rights and remedies at law or in equity, Publisher shall have the right upon written notice to Writer to suspend the then current contract period of this Agreement.

(iii) Any period of suspension shall continue until the applicable failure, refusal or inability has been remedied, and Publisher has received written notice from Writer of the remedying of the defect. Without in any way limiting the generality of the foregoing, Publisher’s right to exercise any option hereunder shall not lapse during any period of suspension, and the time for Publisher to exercise any option shall be extended automatically until the expiration of the period of suspension referenced in the immediately preceding sentence. In the event a period of suspension continues for longer than ninety (90) days, Publisher shall have the right to terminate this Agreement by written notice to Writer.

(iv) During any period of suspension, Publisher shall be relieved of all of its obligations hereunder, except that Publisher shall not suspend its obligation to account and pay royalties to Writer.

4. Grant of Rights.

(a) Writer hereby irrevocably and absolutely assigns, transfers, sets over and grants to Publisher, its successors and assigns, each and every and all rights and interests of every kind, nature and description (i) in and to the results and proceeds of Writer's songwriting and composing services hereunder, including but not limited to, the titles, words and music of any and all original musical compositions in any and all forms and related works and materials, and original arrangements of musical compositions in the public domain in any and all forms, and all rights and interests, together with all worldwide copyrights and renewals and extensions thereof, which musical works may hereafter, during the Term hereof, be written, composed, created, conceived, arranged, adapted, owned or controlled, directly or indirectly, by Writer (or by any person or entity owned or controlled by Writer in whole or in part), in whole or in part, alone or in collaboration with another or others, and all worldwide copyrights and renewals and extensions thereof. Subject to paragraph All such musical compositions shall at all times be Publisher's sole and exclusive property as the sole owner thereof, free from any adverse claims or rights therein, by any other person, firm or corporation.

(b) New Compositions and Schedule A Compositions hereinafter are collectively referred to as the "Compositions."

(c) Writer acknowledges that included within the rights and interests hereinabove referred to, but without limiting the generality of the foregoing, is Writer's irrevocable grant to Publisher, its successors, licensees, sublicenses and assigns, of the sole and exclusive right, license, privilege and authority, throughout the entire world with respect to the said Compositions, whether now in existence or hereafter created during the Term hereof, as follows:

(i) To perform and license others to perform the Compositions publicly, whether for profit or otherwise, by means of public or private performance, radio broadcast, television, electronic and/or digital transmission, or any and all other means, whether now known or hereafter conceived or developed;

(ii) To substitute a new title or titles for the Compositions or any of them and to make any arrangement, adaptation, translation, dramatization or transposition of any or all of the Compositions or of the titles, lyrics or music thereof, in whole or in part, and in connection with any other musical, literary or dramatic material, and to add new lyrics to the music of any Compositions or new music to the lyrics of any Compositions, all as Publisher may deem necessary or desirable in its reasonable business judgment; provided, Publisher shall not authorize any changes to a Composition which would reduce royalties payable to Writer hereunder, or authorize any material or fundamental change to the title, music or lyrics of a Composition, except with respect to foreign translations, without the consent of Writer, such consent not to be unreasonably withheld.

(iii) To secure copyright registration and protection of the Compositions in Publisher’s name or otherwise, as Publisher may desire, at Publisher’s own cost and expense, and at Publisher’s election, including any and all renewals and extensions of copyright under any present or future laws throughout the world, and to have and to hold said copyrights, renewals and extensions and all rights existing thereunder, for and during the full term of all said copyrights and all renewals and extensions and all rights existing thereunder, for and during the full term of all said copyrights and all renewals and extensions thereof;

(iv) To make and/or authorize the making of mechanical and/or electronic reproductions of the Compositions in and as part of master recordings, computer software, and any and all other audio only and/or audio visual devices whether now in existence or as hereafter devised;

(v) To authorize the synchronization of the Compositions in audio visual productions including, without limitation, in the soundtracks of motion pictures, in television productions, in commercial advertisements, in computer software devices, and in merchandise;

(vi) To print, publish and sell, and to license others to print, publish and sell, sheet music, orchestrations, arrangements and other editions of the Compositions in all forms, by any means, and in any and all media, now known or hereafter devised including, without limitation, the inclusion of any or all of the Compositions in song folios, compilations, song books, missed folios, personality folios and lyric magazines with or without music;

(vii) To authorize the digital or electronic reproduction or distribution of the Compositions by any means or method including, without limitation, by way of the Internet, satellite or otherwise and in any and all media now known or hereafter devised;

(viii) Any and all other rights now or hereafter existing in all Compositions under and by virtue of any common law rights and all copyrights and renewals and extensions thereof including so-called small performance rights. Writer grants to Publisher, without any compensation other than as specified herein, the perpetual right to use and publish and to permit others to use and publish Writer’s name (including any professional name heretofore or hereafter adopted by Writer), Writer’s approved photograph or other approved likeness, or any approved reproductions or simulation thereof, and biographical material concerning Writer, and the titles of any and all of the Compositions, solely and directly in connection with the printing, sale, advertising, performance, distribution and other exploitation of the Compositions, and for purposes of trade and advertising related to the business of Publisher, its affiliated and related companies, or to refrain therefrom. Publisher shall obtain Writer’s prior approval, not to be unreasonably withheld, with regard to Publisher’s use of Writer’s photographs or other likeness, or any reproductions or simulation thereof, or biographical material. Writer grants Publisher the right to refer to Writer as Publisher’s “Exclusive Songwriter and Composer” or to use any other similar and appropriate designation, during the term hereof; and

(ix) Notwithstanding the foregoing, with respect to each of the rights granted under this Section 4(c)(i)-(viii), Writer shall have the right of prior written approval, not to be unreasonably withheld or delayed, in respect of any synchronization licensing of the Compositions in connection with (i) political or religious advertisements or endorsements of any kind; (ii) motion pictures which receive an "X" or "NC-17" rating (or any television program having the equivalent rating), provided such rating was known to Publisher at the time of licensing; or (iii) any advertisement used in connection with the promotion or sale of tobacco, alcohol, firearms, social issues or feminine hygiene products. For the avoidance of doubt, the consent rights shall be deemed personal to Writer and are not transferable.

5. Exclusivity. During the Term of this Agreement, Writer shall not write or compose, or furnish or dispose of, any Composition, titles, lyrics or music, or any rights or interests therein whatsoever, for or to any person, firm or corporation other than Publisher.

6. Warranties, Representations, Covenants and Agreements. Writer hereby warrants, represents, covenants and agrees as follows:

(a) Writer has the full right, power and authority to enter into and perform this Agreement and to grant to and vest in Publisher all the rights herein set forth, free and clear of any and all claims, rights and obligations whatsoever;

(b) All of the Compositions and all other results and proceeds of the services of Writer hereunder, including all of the titles, lyrics and music of the Compositions, and each and every part thereof, delivered and to be delivered by Writer hereunder, are and shall be new and original and capable of copyright protection, throughout the universe;

(c) No Composition hereunder, nor any part thereof, shall be an imitation or copy of or shall infringe upon any other material, or shall violate or infringe upon any common law or statutory rights of any party including without limitation, contractual rights, copyrights and rights of privacy; and,

(d) Except as expressly provided for herein, Writer has not sold, assigned, leased, licensed or in any other way disposed of or encumbered any Composition or rights herein granted to Publisher, nor shall Writer sell, assign, lease, license or in any other way dispose of or encumber any of the Compositions, or any of said rights.

7. Exploitation. Publisher reserves the right to determine, in its sole discretion, the manner, extent and means of exploiting the Compositions subject to the terms and conditions of this Agreement; provided, however, Publisher agrees to use reasonable efforts to exploit Compositions in accordance with its customary business practices. Publisher agrees that all licenses granted by Publisher pursuant to this Agreement, including without limitation, those with affiliates of Publisher, shall be on good faith terms and at arms length.

8. Limited Power of Attorney. Writer hereby irrevocably constitutes, authorizes, empowers and appoints Publisher or any of its officers Writer’s true and lawful attorney (with full power of substitution and delegation), solely for purposes related to rights granted hereunder, in Writer’s name, and in Writer’s place and stead, or in Publisher’s name, to take and do such action, and to make, sign, execute, acknowledge and deliver any and all instruments or documents, which Publisher from time to time may deem desirable or necessary to vest in Publisher, its successors and assigns, all of the rights or interests granted by Writer hereunder, including, without limitation, such documents as Publisher shall deem desirable or necessary to secure to Publisher, its successors and assigns, the worldwide copyrights for all Compositions for the entire term of copyright and for any and all renewals and extensions under any present or future laws throughout the world. Publisher shall provide Writer a copy of any such instrument or document referenced in the preceding sentence.

9. Advances. In consideration of the rights herein granted, Publisher shall pay to Writer during the Term a fully recoupable advance against royalties as follows:

(a) Initial Period. Twenty Thousand Dollars ($20,000.00) per year, payable in twelve (12) equal monthly installments of One Thousand, Six Hundred Sixty-Six Dollars and Sixty-Six cents ($1,666.66), payable on the first day of each calendar month commencing on the date hereof.

(b) First Option Period. Twenty Five Thousand Dollars ($25,000.00) per year, payable in twelve (12) equal monthly installments of Two Thousand Eighty Three Dollars and Thirty-Three Cents ($2,083.33), payable on the first day of each calendar month commencing on the first day of the First Option Period, if any.

(c) Second Option Period. Thirty Five Thousand Dollars ($35,000.00) per year, payable in twelve (12) equal monthly installments of Two Thousand Nine Hundred Sixteen Dollars and Sixty-Six Cents ($2,916.66), payable on the first day of each calendar month commencing on the first day of the Second Option Period, if any.

(d) Schedule A Compositions. Two Thousand Five Hundred Dollars ($2,500) upon full execution of this Agreement.

(e) Writer’s Attorney’s Fees. Two Thousand Five Hundred Dollars ($2,500) upon full execution of this Agreement.

10. Additional Compensation to Writer. Publisher shall cause Five Thousand (5,000) Shares of Rokwader, Inc. Common Stock to be issued to Writer or to Writer’s designee upon full execution of this Agreement. In the event Publisher extends the term of this Agreement for the First Option Period, Publisher shall cause Ten Thousand (10,000) Shares of Rokwader, Inc. Common Stock to be issued to Writer or to Writer’s designee Writer may divide such shares in Writer’s sole discretion). In the event Publisher extends the term of this Agreement for the Second Option Period, Publisher shall cause Ten Thousand (10,000) Shares of Rokwader, Inc. Common Stock to be issued to Writer or to Writer’s designee.

11. Royalties. Provided Writer faithfully and completely performs the material terms, covenants and conditions of this Agreement, Publisher hereby agrees to pay Writer for the services to be rendered by Writer under this Agreement, and for the rights acquired and to be acquired hereunder, the following compensation:

(a) Ten percent (10%) of the wholesale selling price for each copy of sheet music in standard piano/vocal notation and each dance orchestration printed, published and sold in the United States and Canada by Publisher or its licensees, for which payment shall have been received by Publisher, after deduction of returns.

(b) Ten percent (10%) of the wholesale selling price of each printed copy of each other arrangement and edition printed, published and sold in the United States and Canada by Publisher or its licensees, for which payment shall have been received by Publisher, after deduction of returns, except that in the event that any Compositions shall be used or caused to be used, in whole or in part, in conjunction with one or more other musical compositions in a folio, compilation, song book or other publication, Writer shall be entitled to receive that proportion of the foregoing royalty which the number of Compositions contained therein shall bear to the total number of musical compositions therein.

(c) Fifty percent (50%) of any and all net sums actually received (less any costs for collection) by Publisher in the United States from the exploitation in the United States and Canada by licensees of mechanical rights, electrical transcription and reproduction rights, motion picture and television synchronization rights, dramatization rights and all other rights therein (except print rights, which are covered in (a) and (b) above, and public performance rights, which are covered in (d) below), whether or not such licensees are affiliated with, owned in whole or in party by, or controlled by Publisher.

(d) Writer shall receive his public performance royalties throughout the world directly from the performing rights society with which he is affiliated, and shall have no claim whatsoever against Publisher for any royalties received by Publisher from any performing rights society which makes payment directly (or indirectly other than through Publisher) to writers, authors and composers. If, however, Publisher shall collect both the Writer’s and Publisher’s share of performance income directly and such income shall not be collected by Writer’s public performance society, Publisher shall credit to Writer’s account fifty percent (50%) of all such net sums which are received by Publisher in the United States from the exploitation of such rights in the Compositions, throughout the world, without regard to recoupment.

(e) Fifty percent (50%) of any and all net sums, after deduction of foreign taxes, actually received (less any costs for collection) by Publisher in the United States from the exploitation of the Compositions in countries outside of the United States and Canada (other than public performance royalties, which are covered in (d) above), whether from collection agents, licensees, subproducers or others, and whether or not same are affiliated with, owned in whole or in party by, or controlled by Publisher.

(f) Publisher shall not be required to pay any royalties on professional or complimentary printed copies or records or on printed copies or records which are distributed gratuitously to performing artists, orchestra leaders and disc jockeys or for advertising, promotional or exploitation purposes. Furthermore, no royalties shall be payable to Writer on consigned copies unless paid for, and not until such time as an accounting therefore can properly be made.

(g) Royalties as hereinabove specified shall be payable solely to Writer in instances where Writer is the sole author of a Composition, including the lyrics and music thereof. However, in the event that one or more other songwriters are authors together with Writer of any Composition (including songwriters employed by Publisher to add, change or translate the lyrics or to revise or change the music), the foregoing royalties shall be divided equally among Writer and the other songwriters unless another division of royalties shall be agreed upon in writing between the parties concerned and timely written notice of such division is submitted to Publisher prior to payment.

(h) Except as herein expressly provided, no other royalties or monies shall be paid to Writer.

(i) Writer agrees and acknowledges that Publisher shall have the right to withhold from the royalties payable to Writer hereunder such amount, if any, as may be required under the provisions of all applicable Federal, State and other tax laws and regulations, and Writer agrees to execute such forms and other documents as may be required in connection therewith.

(j) In no event shall Writer be entitled to share in any advance payments which Publisher shall receive in connection with any subpublishing agreement, collection agreement, licensing agreement or other agreement covering the Compositions or any of them.

12. Accounting.

(a) Publisher shall compute the total royalties earned by Writer pursuant to this Agreement on or before March 31st for the semi-annual period ending the preceding December 31st and on or before September 30th for the semi-annual period ending the preceding June 30th, and shall thereupon submit to Writer the royalty statement in the same format as rendered to all other songwriters signed to Publisher for each such period together with the net amount of such royalties, if any, as shall be payable after deducting any and all unrecouped advances and costs permitted to be charged to Writer paid prior to the end of the applicable period under this Agreement. Publisher also agrees that its agreements with foreign subpublishers provide that each said subpublisher shall remit royalties to Publisher in a timely fashion pursuant to the terms of their agreements with Publisher. All statements rendered by Publisher to Writer shall be binding upon Writer, and not subject to objection by Writer for any reason unless specific written objection, stating the basis thereof, is received by Publisher within three (3) years from the date the statement is rendered. For the purpose of calculating such time periods, a statement shall be deemed to have been rendered when due unless Publisher receives notice of non-receipt from Writer within thirty (30) days thereafter. However, Writer's failure to give such notice or object thereto shall not affect Writer's right to receive such statement (and, if applicable, Writer's royalty payment) after such thirty (30) day period. A certified public accountant who is not then engaged in an audit of Publisher's books and records designated by Writer may, at Writer's sole expense, not more than once per year, examine Publisher's books insofar as same concern Writer, during Publisher's usual business hours, at the place where such books and records are customarily maintained, upon thirty (30) days prior written notice, for the purpose of verifying the accuracy of any statement rendered to Writer hereunder. Publisher’s books relating to activities during any accounting period may only be examined once as aforesaid, during the aforementioned three (3) year period. Legal action with respect to a specific accounting statement and/or the accounting period to which the same relates shall forever be barred if not commenced in a court of competent jurisdiction within three (3) years after such statement is rendered.

(b) In the event that Publisher shall not receive payment in United States dollars in the United States from any foreign licensee, Publisher may deposit to Writer’s credit in Writer's name (and at Writer’s expense) in such foreign currency, in a depository selected by Publisher, any payments so received as royalties applicable to this contract which are then payable to Writer. Publisher shall notify Writer thereof promptly and such deposit shall constitute Publisher's full compliance with Publisher's obligation to pay such royalties to Writer.

13. Collaboration. Whenever Writer shall collaborate with any other person in the creation of a Composition, the Writer’s portion of the Composition shall be subject to the terms and conditions of this Agreement, and Writer warrants, represents and agrees that prior to such collaboration Writer shall advise such other person of this Agreement. In the event of any such collaboration, Writer shall notify Publisher of the nature and extent of Writer’s and such other person’s contribution to the Composition, and Writer shall ensure that Publisher is not restricted in its rights under this Agreement to receive the copyright in and the exclusive right to control the exploitation of such collaboration Composition with respect to that portion of such collaboration Composition and to the extent created by Writer. In the event Publisher shall accept such fractional collaborative Composition, Publisher will credit Writer’s Delivery Commitment in proportion to Writer’s fractional creative contribution in the collaborative Composition and compensate Writer in same proportion in accordance with the terms of this Agreement. Any casual or inadvertent non-repetitive failure to comply with the provisions of this paragraph shall not be a material breach of this Agreement.

14. Separate Assignments. If Publisher so desires, Publisher may request Writer to execute a separate assignment in Publisher’s customary form with respect to each Composition hereunder. Upon such request, Writer shall promptly execute and deliver such separate assignment, and upon Writer’s failure to do so, Publisher shall have the right, pursuant to the terms and conditions hereof, to execute such separate assignment on behalf of Writer. Such separate assignment shall supplement and not supersede this Agreement. In the event of any conflict between the provisions of such separate assignment and this Agreement, the provisions of this Agreement shall govern. The failure of either of the parties hereto to execute such separate assignment, whether such execution is requested by Publisher or not, shall not affect the rights of each of the parties hereunder, including but not limited to the rights of Publisher to all of the Compositions written, composed or acquired by Writer during the term hereof.

15. Writer's Services.

(a) Writer shall perform his required services hereunder conscientiously, and solely and exclusively for and as requested by Publisher. Writer shall duly comply with all requirements and requests made by Publisher in connection with its business as set forth herein. Writer shall deliver a manuscript copy, digital or tape copy of each Composition immediately upon the completion or acquisition of such Composition. Publisher shall use its reasonable efforts in its reasonable business judgment to exploit all Compositions hereunder, but Publisher’s failure to exploit any or all of said Compositions shall not be deemed a breach hereof. Publisher at its sole discretion shall reasonably arrange to make studio facilities available for Writer so that Writer, subject to the supervision and control of Publisher, may produce demonstration records of the Compositions. Publisher shall also have the right to produce demonstration records hereunder. Writer shall not incur any liability for which Publisher shall be responsible in connection with any demonstration record session without having obtained Publisher’s prior written approval as to the nature, extent and limit of such liability. In no event shall Writer incur any expense whatsoever on behalf of Publisher without having received prior written authorization from Publisher. Writer shall not be entitled to any compensation (except for such compensation as is otherwise provided for herein) with respect to services rendered in connection with any such demonstration record sessions. Publisher agrees to pay budgeted expenses for the production of demonstration recordings in an amount to be approved by Publisher. One-half (1/2) of such budgeted and approved demonstration recording costs shall be deemed additional advances to Writer hereunder and shall be recouped by Publisher from royalties payable to Writer by Publisher under this Agreement or any other agreement between Writer and Publisher or its affiliates. All recordings and reproductions made at demonstration record sessions hereunder shall become the sole and exclusive property of Publisher, free of any claims whatsoever by Writer or any person deriving any rights from Writer; provided, Publisher shall not have the right to commercially exploit demonstration recordings produced hereunder without Writer’s written approval.

(b) Writer agrees to travel to Los Angeles, California at least once per contract period for the purpose of writing compositions to be delivered to Publisher hereunder. In the event Publisher requests, and Writer agrees, to make additional trips to California for the purpose of writing compositions, the provisions of this paragraph shall apply to such travel. Publisher and Writer shall agree on accommodations and other travel details in good faith in advance of travel and shall establish a written budget related to such travel. Publisher agrees to pay approved budgeted travel expenses. One-half (1/2) of such budgeted and approved travel expenses shall be deemed additional advances to Writer hereunder and shall be recouped by Publisher from royalties payable to Writer by Publisher under this Agreement or any other agreement between Writer and Publisher or its affiliates.

(c) Writer shall, from time to time, at Publisher’s reasonable request and sole expense, and whenever same will not unreasonably interfere with prior professional engagements of Writer, appear for photography, artwork and other similar purposes under the direction of Publisher or its duly authorized agent, appear for interviews and other promotional purposes, and confer and consult with Publisher regarding Writer’s services hereunder. Writer shall also cooperate with Publisher in promoting, publicizing and exploiting the Compositions and for any other purpose related to the business of Publisher. Writer shall not be entitled to any compensation (other than applicable union scale if appropriate) for rendering such services, but shall be entitled to reasonable transportation and living expenses (e.g., hotel accommodations and per diem, if applicable) if such expenses must be incurred in order to render such services.

16. Unique Services. Writer acknowledges that the services rendered hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that a breach or threatened breach by Writer of any of the material provisions of this Agreement may cause Publisher great and irreparable injury and damage. Writer expressly agrees that Publisher shall be entitled to seek the remedies of injunction and other equitable relief to prevent such breach of this Agreement or any provision hereof, which relief shall be in addition to any other remedies, for damages or otherwise, which may be available to Publisher.

17. Actions. Publisher shall have the exclusive right to take such action as it deems necessary, either in Writer’s name or in its own name or in both names, against any party to protect all rights and interests acquired by Publisher hereunder. Writer shall cooperate fully with Publisher in any controversy which may arise or litigation which may be brought concerning Publisher’s rights and interests acquired hereunder. Publisher shall have the right, in its discretion, to employ attorneys and to institute or defend against any claim, action or proceeding, whether for infringement of copyright or otherwise, and to take any other necessary steps to protect the right, title and interest of Publisher in and to each Composition and, in connection therewith, to settle, compromise or in any other manner dispose of any such claim, action or proceeding and to satisfy or collect on any judgment which may be rendered. If Publisher shall recover on a judgment or as a result of a settlement with respect to any claim, action or proceeding for copyright infringement initiated by Publisher, all of Publisher’s expenses in connection therewith, including, without limitation, attorney’s fees and other costs, shall first be deducted, and fifty percent (50%) of the net proceeds shall be credited to Writer’s account.

18. Indemnity. Writer hereby indemnifies, saves and holds Publisher, its successors and assigns, harmless from any and all liability, claims, demands, loss and damage (including counsel fees and court costs) arising out of or connected with any claim or action by a third party which is inconsistent with any of the warranties, representations or agreements made by Writer in this Agreement which results in a final non-appealable judgment by a court of competent jurisdiction, and Writer shall reimburse Publisher, on demand, for any loss, cost, expense or damage to which said indemnity applies. Publisher shall give Writer prompt written notice of any claim or action covered by said indemnity, and Writer shall have the right, at Writer’s expense, to participate in the defense of any such claim or action with counsel of Writer’s choice. Pending the disposition of any such claim or action, Publisher shall have the right to withhold payment of such portion of any monies which may be payable by Publisher to Writer under this Agreement or under any other agreement between Writer and Publisher or its affiliates as shall be reasonably related to the amount of the claim and estimated outside counsel fees and costs. If Publisher shall settle or compromise any such claim or action, the foregoing indemnity shall cover only that portion (if any) of the settlement or compromise which shall have been approved in writing by Writer, and Writer hereby agrees not unreasonably to withhold any such approval. Notwithstanding the foregoing, if Writer shall withhold approval of any settlement or compromise which Publisher is wiling to make upon advice of counsel and in its best business judgment, Writer shall thereupon deliver to Publisher an indemnity or surety bond, in form satisfactory to Publisher, which shall cover the amount of the claim and estimated outside counsel fees and costs, and if Writer shall fail to deliver such bond within ten (10) business days, Writer shall be deemed to have approved of said settlement or compromise.

19. Notices. All notices, statements and payments required or desired to be given hereunder shall be sent to the applicable party at the address set forth herein or to such other address as such party may hereafter designate by notice in writing to the other party. Notices will be sent either by certified mail, return receipt requested (and in the case of notices sent to or from a location outside the United States, by air mail), or by personal delivery or air express (e.g., Federal Express, DHL or any other similar type of first class overnight courier service that gives the sender a proof of delivery) and will be deemed served when the same is mailed, except that (a) all materials personally delivered will be deemed served when received by the party to whom addressed, (b) overnight air express materials will be deemed served the next business day after delivery to the air express company, (c) notices of change of address will be effective only from the date of receipt, and (d) royalty statements will be sent by regular mail and will be deemed rendered when mailed. A courtesy copy of all notices to Publisher shall be sent as follows:

Bruce H. Phillips, Esq.

Law Office of Bruce H. Phillips, PLLC

102 River Oaks Road

Brentwood, Tennessee 37027

bruce@brucephillipslaw.com

A courtesy copy of all notices to Writer shall be sent as follows:

Jordan S. Keller, Esq.

Keller, Turner, Ruth, Andrews, Ghanem & Heller, PLLC

700 12th Avenue South, Suite 302

Nashville, TN 37203

20. Post-term Co-ownership and Administration of Unpublished Compositions. Fifty Percent (50%) of the copyright in Subject Compositions which have not been commercially exploited within five (5) years from the date of the expiration of the Term shall revert to Writer (such Compositions are referred to below as “Copublished Compositions”). Notwithstanding any provision to the contrary herein contained, the copyrights and all other rights in and to the Copublished Compositions shall be owned Fifty Percent (50%) by Publisher and Fifty Percent (50%) by Writer’s music publishing designee as Co-Publisher in equal shares (by way of clarification, only that interest in a Copublished Composition which is owned by Publisher and which is derived from Writer's authorship shall be subject to co-publishing pursuant hereto). All rights in the Copublished Compositions shall be exclusively administered by Publisher for the life of copyright protection therein, all in accordance with the following terms and conditions:

(a) Publisher shall have the sole and exclusive right to administer and exploit the Copublished Compositions as otherwise provided in this Agreement, including without limitation the right to print, publish, sell, dramatize, use and license any and all uses of the Copublished Compositions, to execute in its own name any and all licenses and agreements whatsoever affecting or respecting the Copublished Compositions, including but not limited to, licenses for mechanical reproduction, public performance, dramatic uses, synchronization uses and subpublication, and to assign or license such rights to others throughout the universe, subject to the terms and conditions hereof. Without limiting the foregoing, Publisher shall be entitled to receive and collect and shall receive and collect all income derived from the Copublished Compositions throughout the universe, and Publisher shall pay to Co-Publisher fifty (50%) of the Net Receipts (as defined below) derived from the Copublished Compositions. All payments to Co-Publisher shall be made in accordance with the same accounting provisions of this Agreement as with respect to payments to Writer and shall be subject to all of the same provisions concerning royalties payable to Writer, including without limitation, those concerning recoupment, deductions, offsets and indemnifications; provided however, that in no event will this provision result in Publisher recouping monies hereunder twice.

(b) "Net Receipts" is defined as Net Sums less the following:

(i) Songwriter royalties which shall be paid by Publisher to Writer pursuant to this Agreement and royalties which shall be paid by Publisher to any other publishers or writers of the Compositions;

(ii) Subpublishing fees, registration fees, advertising and non-in-house promotion expenses directly related to the Copublished Compositions (provided same are approved by Co-Publisher in advance), and the costs of transcribing for lead sheets, including actual Demo production costs related to Copublished Compositions; and

(c) To the extent permitted by law, small performing rights in the Copublished Compositions for the United States and Canada shall be assigned to and licensed by the performing rights society to which all parties belong. Said society shall be and is hereby authorized to collect and receive all monies earned from the public performance of the Copublished Compositions in the United States and Canada and shall be and is hereby directed to pay directly to Publisher the entire amount allocated by said society as the so-called "publisher's share" of public performance fees for the Copublished Compositions for the United States and Canada, and the “writer’s share” to Writer.

(d) Co-Publisher hereby ratifies and shall be subject to the same warranties, representations and covenants as set forth herein with respect to Writer.

21. Default. No failure by either party to perform any of its material obligations hereunder shall be deemed a breach hereof, unless written notice of such failure has been given to the other party and such party does not cure such nonperformance within thirty (30) days after receipt of such notice.

22. Entire Agreement. This Agreement supersedes any and all prior negotiations, understandings and agreements between the parties hereto with respect to the subject matter hereof. Each of the parties acknowledges and agrees that neither party has made any representations or promises in connection with this Agreement nor the subject matter hereof not contained herein.

23. Modification, Waiver, Invalidity and Controlling Law. This Agreement may not be cancelled, altered, modified, amended or waived, in whole or in part, in any way, except by an instrument in writing signed by the party sought to be bound. The waiver by either party of any breach of this Agreement in any one or more instances shall in no way be construed as a waiver of any subsequent breach of this Agreement (whether or not of a similar nature). If any part of this Agreement shall be held to be void, invalid or unenforceable, it shall not affect the validity of the balance of this Agreement. This Agreement shall not be binding upon Publisher until signed by Writer and countersigned by a duly authorized officer of Publisher. This Agreement, and the validity, interpretation and legal effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee applicable to contracts entered into and performed entirely within the State of Tennessee. Only the Tennessee courts (state and federal) will have jurisdiction over any controversies regarding this Agreement, and the transactions contemplated by this Agreement; any action or other proceeding which involves such a controversy will be brought in those courts, in Davidson County, Tennessee. The parties hereto hereby irrevocably submit to the jurisdiction of the Tennessee courts (state and federal) in any such action or proceeding and irrevocably waive any right to contest the jurisdiction (in rem or in personam) or power or decision of that court within or without the United States other than appropriate appellate courts having jurisdiction over appeals from such court(s). The parties hereto also irrevocably waive any defense of inconvenient forum to the maintenance of any such action or proceeding. Any process in any action or proceeding may, among other methods, be served upon either party by delivering it or mailing it in accordance with the notice provisions of this Agreement. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of Tennessee.

24. Assignment. Publisher shall have the right to assign this Agreement or any of its rights hereunder to any parent, affiliate, or subsidiary company of Publisher, or to any person, firm or corporation as part of a merger, sale or administration of its catalog, or acquiring all or a substantial portion of its music publishing assets. Subject to Writer's being able to assign income receivable hereunder, Writer shall not be able to assign this Agreement or any rights or obligations hereunder.

25. Definitions. For purposes of this Agreement, the word "party" means and refers to any individual, corporation, partnership, limited liability company, association or any other organized group of persons or legal successors or representatives of the foregoing. Whenever the expression “the Term of this Agreement” or words of similar connotation are used herein, they shall be deemed to mean and refer to the initial term of this Agreement and any and all renewals, extensions, substitutions or replacements of this Agreement, whether expressly indicated or otherwise.

26. Headings. The headings of paragraphs or other divisions hereof are inserted only for the purpose of convenient reference. Such headings shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof, nor shall they otherwise be given any special effect.

27. Legal Counsel. WRITER STIPULATES AND ACKNOWLEDGES THAT WRITER HAS BEEN REPRESENTED BY AND HAS RELIED UPON LEGAL COUNSEL OF WRITER'S OWN CHOOSING IN THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, OR HAD THE OPPORTUNITY TO DO SO AND DECLINED, THAT WRITER HAS READ THIS AGREEMENT, HAS HAD ITS CONTENTS FULLY EXPLAINED BY SUCH COUNSEL, AND IS FULLY AWARE OF AND UNDERSTANDS ALL OF ITS TERMS AND THE LEGAL CONSEQUENCES THEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PUBLISHER: Latigo Shore Music, Inc.

/s/ Steve Dorff

By: _____________________________________

An authorized signatory

WRITER: Jess Boeschen p/k/a Jeston Cade

/s/ Jess Boeschen

By: _____________________________________

Jess Boeschen

Soc. Sec #: __________________________

Schedule A

1. Eyes Wide Open

2. Till You're Gone

3. Kiss & Tell

4. Good Life

5. When The Smoke Clears

6. Win The War

7. Lets Get Lost

8. All I Had To Do

9. Brooklyn

10. Whiskey Kinda Night